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Exhibit 10.39

LAND CONCESSION AGREEMENT

Considering that:(1)

(1)
This is a summary of the recitals of the lease agreement, as published in the Macau Government Gazette, supplement to issue no. 50, 2nd series, dated 10 December 2003. The clauses of the agreement are translated in full.

1.
In June, 2002, the government has granted to Galaxy Casinos S.A. a gambling franchise, with the obligation of it transferring its the management to Venetian Macau—Sociedade Gestora, S.A.;

2.
In October 2002, Venetian Macau—Sociedade Gestora, S.A. requested for the lease of a plot of land located at Avenida Dr. Sun lat Sen, for the purposes of building an entertainment centre, including casino, restaurants, commercial areas, entertainment and parking;

3.
The request was reviewed by the competent government departments;

4.
The Secretary for Lands, Public Works and Transportation has exceptionally authorized the starting of construction works in order to allow the beginning of operations at the site as soon as possible;

5.
In July 2003, the requesting party presented a new usage plan, incorporating substantial changes to the internal layout of the building and usage areas, asking for an urgent decision as regards the premium price;

6.
The Public Works Dept. prepared a draft lease agreement, proposing that the premium price be determined in accordance with the purpose "5 star hotel" being the percentage of estimated profit 30% given the nature of the usage of the land as well as existing precedent for the same circumstances;

7.
The criteria was approved by the Chief Executive and the requesting party was notified, being also given a draft contract;

8.
The requesting party, under its new name Venetian Macau S.A., proposed some changes to the draft, namely that the lease be given to it directly, not as representative of another company, in accordance with the subconcession contract executed between Galaxy Casinos, S.A. and Venetian Macau, S.A. in December 2002;

9.
These, and other changes were duly evaluated by the Government;

10.
A new draft contract was issued and approved by all parties;

11.
The Land Commission, on December 3, 2003, gave its opinion, approving the lease terms;

12.
The Land Commission's opinion was accepted by the Chief Executive on December 8, 2003;

13.
The plot of land, with an area of 26082 m2, not registered in the Macau Land and Buildings Registry, is marked with letters "A", "B1" and "B2", in the chart n.° 6086/2003, issued by the Surveying and Cartography Department on 27 August, 2003;

14.
The terms of the lease were expressly accepted by the requesting party, as per a statement signed by Joaquim Jorge Perestrelo Neto Valente, as director of Venetian Macau S.A.;

15.
The premium pursuant to clause 9.2 of the lease contract was paid on December 9, 2003;

CLAUSE FIRST—OBJECT

In performance and execution of clause 3 of its Investment Plan, by this contract, the first party, grants to the second party, by way of lease and without a public tender, a plot of land, not registered in the Macau Land and Buildings Registry with an area of 26 082m2 (twenty six thousand and eighty-two square meters), located in the Macau peninsula at Avenida Dr. Sun Yat Sen, next to the "Mandarin Hotel Resort". The leased land, valued at $160.137.280,00 (one hundred and sixty million, one hundred and thirty-seven thousand, two hundred and eighty patacas), which is marked with letters "A", "B1" and "B2", in the chart n.° 6086/2003, issued by the Surveying and Cartography Department on 27 August, 2003, which is a part of this contract, and is hereinafter named as the land.

CLAUSE SECOND—LEASE TERM

        1.     The lease is valid for a period of 25 (twenty five) years, starting from the date in which the Chief Executive's dispatch titling this contract is published in the Government Gazette.

        2.     The lease term, as per above, may, in accordance with applicable legislation, be successively renewed.

CLAUSE THIRD—LAND USE AND PURPOSE

1.
The land is to be used for the construction of a building with the following gross construction areas and purposes:

1. Entertainment centre, commercial areas, restaurants and other support areas	58.606m2
2. Gambling areas	5.776m2
3. Parking	27.124m2
4. Free area	6.203m2

        2.     The usage of the land must conform to the conditions contained in the Official Alignment Plan no. 2003A036 issued on 11 August, 2003, by the Transportation and Public Works Department (DSSOPT) as well as the project to be drafted and presented by the second party and to be approved by the first party.

CLAUSE FOURTH—TERM FOR USE

        1.     The use of the land must take place within 30 (thirty) months, starting from the date in which the Chief Executive's dispatch titling this contract is published in the Government Gazette.

        2.     The term set out above includes the terms needed for the presentation of the projects by the second party and their review by the first party.

CLAUSE FIFTH—FINES

        1.     As penalty for the non compliance of the term contained in the previous clause, relating to the use of the land, the second party shall pay a fine of up to $5.000,00 (five thousand patacas) for each day of delay, up to 60 (sixty) days; beyond this period, and up to the total maximum of 120 (one hundred and twenty days), it is subject to a fine of up to twice the above amount, except in duly justified circumstances, accepted by the first party.

        2.     The second party is not liable in accordance with the above upon the occurrence of an event of force majeure or other relevant events which are, justifiably, outside of its control.

        3.     An event shall be considered an event of force majeure if it results exclusively from unpredictable and irresistible events.

        4.     For the purposes of no 2, above, the second party shall notify, in writing the first party, as soon as possible, the occurrence of such events.

CLAUSE SIXTH—RENT

        1.     During the term of the land use, the second party shall pay an annual rent in the amount of $30,00 (thirty patacas) per square meter of leased land, totaling $782.460,00 (seven hundred and eighty-two thousand, four hundred and sixty patacas).

        2.     After the use of the land is concluded, the second party shall pay an annual rent in the amount of $1.299.000,00 (one million, two hundred and ninety nine thousand patacas) calculated in accordance with the following usage and gross construction area:

1. Entertainment centre, commercial areas, restaurants and other support areas: 58.606m2 X $15,00/m2	$879.090,00
2. Gambling areas: 5.776m2 X 15,00/m2	$86.640,00
3. Parking: 27.124m2 X $10,00/m2	$271.240,00
4. Free area: 6.203m2 X 10,00/m2	$62.030,00

        3.     The rents shall be reviewed every five years, starting from the date in which the Chief Executive's dispatch titling this contract is published in the Government Gazette, without prejudice as to the immediate applicability of new amounts in accordance with legislation which may be enacted during the term of this contract.

CLAUSE SEVENTH—SURETY

        1.     In accordance with article 126 of Law no. 6/80/M, enacted on July 5, 1980, the second party shall give surety in the amount of $782.460,00 (seven hundred and eighty-two thousand, four hundred and sixty patacas) by way of a deposit or bank guarantee accepted by the first party.

        2.     The amount of surety, mentioned above, shall always follow the amount of annual rent.

CLAUSE EIGHT—SPECIAL OBLIGATIONS

        1.     The following are special obligations to be exclusively borne by the second party:

          1.1   The formation of the leased land, marked with letters "A", "B1" and "B2" in the plan no. 6086/2003, issued by the Surveying and Cartography Department on 27 August, 2003.

          1.2   The rerouting and/or removal of all existing infrastructures in the leased land and adjacent zones, namely sewage network, water supply, electrical grid and telecommunications.

          1.3   Paving of sidewalks and streets in the zone surrounding the leased land.

          1.4   Landscaping works around the leased land.

        2.     For the purposes of executing the above works, the second party shall draft all construction projects, which must be approved by the first party.

        3.     The second party warrants the due performance and the quality of the materials and equipment to be used in the works referred to in points 1.2 and 1.3 of this clause for a period of two years, starting from the provisional delivery of such works, being under the obligation to repair and correct all deficiencies found during that period, and, in the works referred to in no. 1.4, for the duration of the lease.

CLAUSE NINTH—PREMIUM

The second party shall pay to the first party, as premium for this contract, the total amount of MOP$160.137.280,00 (one hundred and sixty million, one hundred and thirty seven thousand, two hundred and eighty patacas), as follows:

        1.     $39.968.243,00 (thirty nine million, nine hundred and sixty eight thousand, two hundred and forty three patacas) in kind for the execution of the works as per no. 1.1 and 1.2 of clause eighth;

        2.     $15.000.000,00 (fifteen million patacas) which the first party has already received and hereby gives acquittal;

        3.     The remaining, in the amount of $105.169.037,00 (one hundred and five million, one hundred and sixty nine thousand and thirty seven patacas), which shall accrue interest at the annual rate of 5%, shall be paid in 5 (three) half-yearly installments of equal amount in capital and interest, in the amount of $22.637.320,00 (twenty two million, six hundred and thirty seven thousand, three hundred and twenty patacas), each, the first being due 6 (six) months after the date in which the Chief Executive's dispatch titling this contract is published in the Government Gazette.

CLAUSE TENTH—EXCESS LAND MATERIALS

        1.     The second party is expressly prohibited from withdrawing from the leased land, without the prior written consent of the first party, any materials, such as earth, stones and sands, produced by excavations for the purpose of building the foundations or ground leveling.

        2.     The first party shall only grant permits for the removal of such materials which cannot be used on the leased land nor are suitable for any other use.

        3.     The materials removed with the first party's authorization shall be always deposited in a location to be indicated by the first party.

        4.     The second party shall be liable for the non performance of this clause, without prejudice to the payment of an indemnity to be determined by experts from DSSOPT according to the materials effectively removed, as follows:

          4.1   Upon the first violation: a fine of between $20.000,00 and $50.000,00;

          4.2   Upon the second infraction: a fine of between $51.000,00 and $100.000,00;

          4.3   Upon the third infraction: a fine of between $101.000,00 and $200.000,00;

          4.4   Starting from the fourth infraction, the first party shall have the right to terminate this agreement.

CLAUSE ELEVENTH—USAGE LICENSE

The usage license shall only be issued after presentation of evidence of full payment of the premium as defined in clause nine and the full performance of the obligations contained in clause eight.

CLAUSE TWELFTH—ASSIGNMENT

        1.     The assignment of any rights resulting from this lease, given its nature, is dependent upon prior authorization by the first party and the assignee shall be subject to a revision of this contract.

        2.     As security for financing the necessary construction works, the second party may mortgage the land lease right over the leased land in favor of credit institutions, in accordance with article 2 of Decree-Law 51/83/M, enacted on December 26, 1983.

CLAUSE THIRTEENTH—OVERSIGHT

During the construction period, the second party must grant full access to the land and to the construction works to any government representatives overseeing the works, giving them all assistance and means necessary to ensure the proper discharge of their duties.

CLAUSE FOURTEENTH—FORFEITURE

        1.     This contract shall be forfeit in the following situations:

          1.1   After the term of the aggravated fine as per no 1 of clause five;

          1.2   Change, without consent, of the purpose of the lease, while the construction is not concluded;

          1.3   Stoppage of construction for a period of over 90 (ninety) days, except under special conditions duly justified and accepted as such by the first party;

        2.     The forfeiture of this contract is declared by a decision from the Chief Executive, published in the Government Gazette.

        3.     The forfeiture of this contract shall result in the possession of the land returning to the first party, with all construction works already made, without compensation to the second party.

CLAUSE FIFTEENTH—RESCISSION

        1.     This contract may be rescinded upon the occurrence of any of the following events:

          1.1   Non payment of rent when due and payable;

          1.2   Change without consent in the usage of the land and/or the purpose of the lease, if the construction works are concluded,

          1.3   Assignment in violation of clause twelve,

          1.4   Non performance of the obligations contained in clauses eight and nine;

          1.5   Repeated non performance, after the forth infraction, of the obligations contained in clause tenth;

        2.     The rescission shall be declared by decision of the Chief Executive to be published in the Government Gazette.

CLAUSE SIXTEENTH—COMPETENT JURISDICTION

Any conflict resulting from this contract shall be brought before the Court of First Instance of the Macau SAR.

CLAUSE SEVENTEENTH—APPLICABLE LAW

Matters not provided for in this contract shall be governed by Law 6/80/M, enacted on July 5, 1980 and all other applibable legislation

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LAND CONCESSION AGREEMENT